TODD SHIPYARDS CORPORATION ANNOUNCES

CONTRACT TO REBUILD FISH PROCESSOR

F/V PACIFIC GLACIER

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...July 17, 2008...Todd Shipyards Corporation (NYSE:TOD) announced that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd" or the "Company"), was awarded a contract from Glacier Fish Company of Seattle, Washington for the rebuild of the fish processor, F/V Pacific Glacier which suffered significant damage in an onboard fire in February 2008. Glacier Fish Company selected Todd based on a best value determination and their assessment of Todd's ability to help them meet their requirements for the 2009 Schedule A fishing season.

The contract will commence immediately and will include work on all areas damaged by the fire.  This includes deck coverings, linings, furniture, equipment, piping, ventilation, electrical and electronic navigation, communication, and control systems. The completion schedule will be determined as design is completed and work scope is detailed. Removal of all fire damaged material and debris, and repair of structural steel damage caused by the fire has been accomplished by Todd under separate previously awarded contracts. The final contract price is expected to be in excess of $10 million.

Todd performs repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.